PRICING SUPPLEMENT NO.  17                                        Rule 424(b)(3)
DATED: June 19, 2003                                         File No. 333-104455
(To Prospectus dated April 24, 2003,
and Prospectus Supplement dated April 24, 2003)


                                 $10,227,293,162

                         THE BEAR STEARNS COMPANIES INC.

                           Medium-Term Notes, Series B


Principal Amount: $100,000,000   Floating Rate Notes [x]  Book Entry Notes [x]

Original Issue Date: 6/24/2003   Fixed Rate Notes [ ]     Certificated Notes [ ]

Maturity Date: 6/24/2005         CUSIP#: 073928A37

Option to Extend Maturity:       No    [x]
                                 Yes   [ ]  Final Maturity Date:


                                              Optional            Optional
                         Redemption           Repayment           Repayment
   Redeemable On          Price(s)             Date(s)            Price(s)
   -------------       --------------       -------------       -----------

        N/A                  N/A                 N/A                 N/A

Applicable Only to Fixed Rate Notes:
-----------------------------------

Interest Rate:

Interest Payment Dates:

Applicable Only to Floating Rate Notes:
--------------------------------------

Interest Rate Basis:                     Maximum Interest Rate:  N/A

[ ]  Commercial Paper Rate               Minimum Interest Rate:  N/A

[ ]  Federal Funds Effective Rate

[x]  Federal Funds Open Rate             Interest Reset Date(s): Daily

[ ]  Treasury Rate                       Interest Reset Period: Daily

[ ]  LIBOR Reuters                       Interest Payment Date(s):  *

[ ]  LIBOR Telerate

[ ]  Prime Rate

[ ]  CMT Rate

Initial Interest Rate: 1.4375%           Interest Payment Period:  Quarterly

Index Maturity: N/A

Spread (plus or minus): + 0.25%


* On the 24th of each September, December, March and June, including the maturity date.

At February 28, 2003:

      o the Company had outstanding (on an unconsolidated basis) approximately $37.4 billion of debt and other obligations, including approximately $34.3 billion of unsecured senior debt and $2.6 billion of unsecured inter-company debt; and

      o subsidiaries of the Company had outstanding (after elimination of inter-company items) approximately $145.5 billion of debt and other obligations (including $47.9 billion related to securities sold under repurchase agreements, $52.9 billion related to payables to customers, $26.4 billion related to financial instruments sold, but not yet purchased, and $18.3 billion of other liabilities, including $13.6 billion of debt).

The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.